Exhibit 99.1

Antero Midstream GP LP Announces Formation of Special Committee

Denver, Colorado, February 26, 2018—Antero Midstream GP LP (NYSE: AMGP) (“AMGP”) announced today that the Board of Directors of Antero Midstream GP LP has formed a special committee comprised solely of independent directors (the “AMGP Special Committee”) in conjunction with the formation of special committees at both Antero Resources Corporation (“Antero”) and at Antero Midstream Partners GP LLC, the general partner of Antero Midstream Partners LP (“AM”).  Antero’s ongoing efforts to explore, review and evaluate potential measures related to its valuation may include transactions involving AMGP, and the AMGP Special Committee is being established to consider any such transactions.  The AMGP Special Committee is in the process of hiring financial and legal advisors to assist in its evaluation of potential measures that could involve AMGP.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond AMGP and AM’s control.  These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the AM’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in AMGP’s Annual Report on Form 10-K for the year ended December 31, 2017. All statements, other than historical facts included in this release, including any potential measures involving Antero or AM, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although AMGP believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources, Antero Midstream or AMGP.

Antero Midstream GP LP is a Delaware limited partnership that owns the general partner of Antero Midstream and incentive distribution rights in Antero Midstream.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.